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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Pan Pacific Retail Properties, Inc.:


    We consent to the use of our reports included herein and to the references to our firm under the headings "Summary Selected Combined Financial Data," "Selected Combined Financial Data" and "Experts" in the prospectus. The reports on the statements of revenue and certain expenses for Chico Crossroads, Monterey Plaza, Fairmont Shopping Center, Green Valley Town & Country and Lakewood Shopping Center contain a paragraph that states that the statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1 to the statement of revenue and certain expenses. It is not intended to be a complete presentation of Chico Crossroads', Monterey Plaza's, Fairmont Shopping Center's, Green Valley Town & Country's or Lakewood Shopping Center's revenue and expenses.


                                          KPMG Peat Marwick LLP


San Diego, California
August 4, 1997